EXHIBIT A.(IV)

ARTICLES OF AMENDMENT

OF

THE HARTFORD MUTUAL FUNDS, INC.

The Hartford Mutual Funds, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:	The charter of the Corporation is hereby amended to change the name of a series of shares of its stock as follows:

The Hartford High Yield Municipal Bond Fund is renamed The Hartford Municipal Opportunities Fund

SECOND:

The amendment set forth in these Articles of Amendment was approved by at least a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD:

This amendment does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the series of stock.

FOURTH:	These Articles of Amendment shall be effective at 12:01 a.m. on December 10, 2010.

The undersigned Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by the Vice President and attested to by its Assistant Secretary on this 30th day of November, 2010.

ATTEST:	THE HARTFORD MUTUAL FUNDS, INC.

	By:	/s/Edward P. Macdonald
/s/Catherine E. Marshall		Edward P. Macdonald
Catherine E. Marshall		Vice President
Assistant Secretary